Exhibit 10(a)

Mr. Leslie Moonves
c/o CBS Corporation
51 West 52nd Street
New York, NY 10019

Dear Mr. Moonves:	February 26, 2016

Reference is made to your employment agreement with CBS Corporation, a Delaware corporation (“CBS”), dated December 11, 2014, as amended by the letter agreement dated February 24, 2015 (together, your “Agreement”). This letter expresses our mutual agreement concerning a further amendment of your Agreement, effective as of the date shown above. Capitalized terms used in this letter agreement without definitions have the meanings assigned to them in the Agreement.

1.	Paragraph 2(a) of the Agreement is hereby amended in its entirety to read as follows:

“(a)    Officer Positions and Reporting Lines. During the Employment Term, you will have the title of Chairman of the Board, President and Chief Executive Officer of Employer and will have the powers, responsibilities, duties and authority customary for the Chairman of the Board, President and Chief Executive Officers of corporations of the size, type and nature of the Company, including, without limitation, those powers, responsibilities, duties and authority you had immediately prior to the Start Date and those subsequently acquired. During the Employment Term, you will report solely and directly to the Board of Directors of Employer (the “Board”). During the Employment Term, you shall be the highest ranking executive of the Company (i.e., there shall be no executive of equal or higher ranking). During the Employment Term, your duties shall include all of your duties as of the Start Date and those subsequently acquired, including the public positioning of the Company, and you shall have the sole authority to cause any Company business unit or operating division head, any executive officer of the Company and/or any other employee of the Company, to report directly to you or another executive officer of Employer, subject to any applicable employment agreement now existing with such head or executive officer which requires them to report directly to you or to your titled position.”

2.	Paragraph 2(b) of the Agreement is hereby amended by deleting the first two sentences thereof and replacing them with the following two sentences:

“You currently serve as the Chairman of the Board. During the Employment Term, the Board will nominate you for reelection to the Board in the Chairman role at the expiration of each term of office, and you agree to serve as a member of the Board and in the Chairman role for each period for which you are so elected.”

3.
The first and second subparagraphs in paragraph 4(c) of the Agreement are hereby renumbered as subparagraphs 4(c)(i) and 4(c)(iii), respectively. Additionally, the term “Performance Award” in paragraph 4(c)(i) of the Agreement is hereby redefined as the

Leslie Moonves
February 26, 2016

“2015 Performance Award,” and references to the Performance Award in Schedule A to the Agreement shall be deemed references to the 2015 Performance Award.

4.	A new subparagraph 4(c)(ii) is hereby added to the Agreement to read as follows:

“(ii)    You shall be eligible to receive a grant of shares of Class B Common Stock based on the stock price performance of Employer’s Class B Common Stock over the period beginning February 18, 2016 and ending on the last day of the Original Employment Term (or earlier in certain instances as provided for in Schedule B to this Agreement), and subject to the Company’s degree of achievement against the PRSU Performance Goals for calendar years 2017 and 2018 (the “2016 Performance Award,” and together with the 2015 Performance Award, the “Performance Awards”). The number of shares of Class B Common Stock to be granted to you and the timing of such grant shall be determined pursuant to the schedule set forth on Schedule B to this Agreement, a copy of which is attached hereto and incorporated herein by reference.”

5.
References to Schedule A to the Agreement in paragraphs 4(c)(iii), 4(e), 9, 10 and 11 are hereby amended to refer to Schedules A and B to the Agreement. Additionally, references to the term “Performance Award” in the Agreement are hereby amended to refer instead to the term “Performance Awards.”

6.
Paragraph 4(f) of the Agreement is hereby amended to insert the phrase “payment of any exercise price owed in connection with your exercise of stock options or” immediately prior to the first occurrence of the phrase “any applicable withholding taxes” in clause (i) thereof. Additionally, the phrase “and/or” at the end of clause (i)(c) shall instead be moved to the end of clause (i)(d), and the following new clause (i)(e) is hereby inserted immediately after clause (i)(d) to read as follows:

“(e)    direct payment to Employer with personal funds.”

7.	Paragraph 5(c) of the Agreement is hereby amended to add the phrase “or reduced” immediately after the first occurrence of the word “frozen.”

8.
Paragraph 10(b) of the Agreement is hereby amended to replace in clause (i) the phrase “President and Chief Executive Officer” with the phrase “Chairman of the Board, President and Chief Executive Officer”.

9.	Paragraph 10(b) of the Agreement is hereby amended to replace in clause (iii) the phrase “chief executive officer” with the phrase “chairman of the board, president and chief executive officer”.

10.	Paragraph 10(b) of the Agreement is hereby amended to restate clause (iv) in its entirety to read as follows:

Leslie Moonves
February 26, 2016

“(iv)
the diminution or withdrawal of a meaningful portion of your positions, titles, offices, reporting relationships, authorities, duties or responsibilities as set forth in paragraph 2, which, for avoidance of doubt, shall specifically include: (A) any arrangement involving the sharing of your positions, titles, offices, reporting relationships, authorities, duties or responsibilities; (B) any removal of positions, titles, offices, reporting relationships, authorities, duties or responsibilities which are customarily given to the chairman of the board, president and chief executive officer of a Publicly Traded Company comparable to Employer; (C) Employer becoming a publicly traded subsidiary of a Publicly Traded Company, unless you are made Chairman of the Board of Directors, President and Chief Executive Officer and senior-most executive officer of the ultimate publicly traded parent company; or (D) Employer ceasing to be a Publicly Traded Company by reason of the consummation of a Going Private Transaction, unless such cessation occurs pursuant to or as a result of a transaction or transactions that you have recommended or approved;”

11.	Paragraph 10(b) of the Agreement is hereby amended to restate clause (vii) in its entirety to read as follows:

“(vii)	the appointment of a non-Executive Chairman; provided, that Employer’s sole and exclusive cure shall be the removal of the non-Executive Chairman within the prescribed 30-day cure period;”

12.	Paragraph 10(b) of the Agreement is hereby amended to delete the existing clause (viii) in its entirety and to insert in its place the following: “(viii) [INTENTIONALLY OMITTED].”

13.	References to Schedule B in paragraphs 10(d)(iv)(b) and 12(i) are hereby amended to refer to Schedule C, and Schedule B (Form of Release) is hereby amended to be renamed Schedule C.

14.	The Agreement is hereby amended to add a new Schedule B, which is attached in the Appendix hereto.

15.	Except as expressly provided for herein, your Agreement continues in full force and effect in accordance with its terms.

16.
This letter may be executed in one or more counterparts, including by facsimile, and all of the counterparts shall constitute one fully executed agreement. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

[signature page to follow]

If the foregoing correctly sets forth our understanding, please sign, date and return all four (4) copies of this letter and return it to the undersigned for execution on behalf of CBS; after this letter has been executed by CBS and a fully executed copy returned to you, it shall constitute a binding agreement between us.

Very truly yours,

	By:	/s/ Anthony G. Ambrosio
		Name:	Anthony G. Ambrosio
		Title:	Senior Executive Vice President, Chief
Administrative Officer and Chief Human
Resources Officer

ACCEPTED AND AGREED:

/s/ Leslie Moonves
Name: Leslie Moonves

APPENDIX

SCHEDULE B

2016 Performance Award

Part A: Number of Shares Earned Based on Stock Price Performance

Final Stock Price (% of Initial Stock Price)	# of Shares Earned*
Below 117.84%	0
117.84%	148,258
121.66%	186,681
125.57%	222,609
129.56%	256,194
133.64%	287,582
137.81%	316,907**
142.07%	344,298
146.43%	369,873
150.87%	393,689
155.41%	415,906
160.05%	436,622
Above 160.05%	436,622

* Number of shares earned between percentages shown in above table will be determined through straight-line interpolation.
** The target 2016 Performance Award (the “2016 Target Performance Award”) shall be 316,907 shares of Class B Common Stock.

Part B: Modifier to Number of Shares Earned

PRSU Performance Goal Percentage Achievement	Modifier***
Below Threshold (i.e., <80%)	0.9
Threshold (i.e., 80%)	0.9
Target (i.e., 100%)	1.0
Maximum (i.e., 120%)	1.1
Above Maximum (i.e., >120%)	1.1

*** Modifier between levels determined through straight-line interpolation.

APPENDIX

1.	Determination of the Number of Shares to be Granted:

(a)    (i)    At the end of the Original Employment Term, subject to your continued employment with Employer through such date (subject to paragraphs 1(b), 1(c), 1(d), 2 and 3 of this Schedule B), the Compensation Committee will determine the number of shares of Class B Common Stock to be granted to you as the 2016 Performance Award based on the performance of the Class B Common Stock over the period beginning February 18, 2016 and ending June 30, 2019 (the “Performance Period”).

(ii)    Within thirty (30) days following the end of the Performance Period, the Compensation Committee will certify the “Final Stock Price” (as defined below) that was achieved during the Performance Period, expressed as a percentage of the “Initial Stock Price” (as defined below). The number of shares of Class B Common Stock earned based on such percentage is referred to herein as the “Initial Performance Shares.” If the Final Stock Price for the Performance Period falls at an intermediate point between percentages shown in the table in Part A above, the number of Initial Performance Shares shall be interpolated on a straight-line basis between the respective numbers of shares earned at such percentages. Fractional shares will be rounded to the next higher whole share.

(iii)    Once the Compensation Committee has determined the number of Initial Performance Shares, such number shall be divided into halves with one-half allocated to each of the 2017 and 2018 calendar years (each, a “Performance Year”). With respect to each such Performance Year, the number of Initial Performance Shares allocated to such year shall be adjusted based on the Company’s degree of achievement against the PRSU Performance Goal established for the Performance Year as reflected in the table in Part B above. For avoidance of doubt, the portion of the Initial Performance Shares allocated to any Performance Year shall be increased or decreased by no more than 10%. Following adjustment for the Company’s performance for each Performance Year, the aggregate performance-adjusted number of Initial Performance Shares (the “Final Performance Shares”) shall be granted to you as soon as practicable, but in no event later than sixty (60) days following the last day of the Original Employment Term, subject to paragraph 10(d)(v) of the Agreement and paragraphs 1(b), 1(c), 1(d), 2 and 3 of this Schedule B.

(b)    In the event your employment is terminated in accordance with paragraph 10(b) or 10(c) prior to the last day of the Original Employment Term, you shall remain eligible to receive shares of Class B Common Stock as the 2016 Performance Award following the conclusion of the Performance Period, determined in accordance with paragraph 1(a) of this Schedule B. Shares of Class B Common Stock to be granted pursuant to this paragraph 1(b) shall be granted to you as soon as practicable following the last day of the Original Employment Term, but in no event later than sixty (60) days following such date, subject to paragraphs 10(d)(iv) and 10(d)(v) of the Agreement, as applicable, and paragraphs 1(d), 2 and 3 of this Schedule B.

(c)    In the event your employment terminates prior to the last day of the Original Employment Term due to your incapacity in accordance with paragraph 9 or your death in accordance with paragraph 11, you shall remain eligible to receive shares of Class B Common Stock as the 2016 Performance Award following the conclusion of the Performance Period,

APPENDIX

determined in accordance with paragraph 1(a) of this Schedule B, and then prorated based on the number of calendar days of the Performance Period which have elapsed through the date of your death or termination due to incapacity. Shares of Class B Common Stock to be granted pursuant to this paragraph 1(c) shall be granted to you (or your estate or beneficiary, if applicable) as soon as practicable following the last day of the Original Employment Term, but in no event later than sixty (60) days following such date, subject to paragraph 10(d)(v) of the Agreement (in the case of your termination of employment due to incapacity) and paragraphs 1(d), 2 and 3 of this Schedule B.

(d)    If there should occur a Going Private Transaction on or before the last day of the Original Employment Term, then:

(i)    The number of Final Performance Shares shall be determined as the higher of (x) the 2016 Target Performance Award and (y) the number determined as follows:

(A)     the number of Initial Performance Shares shall be determined as set forth in paragraph 1(a)(ii) above, except that the last day of the Performance Period shall be the tenth (10th) business day immediately preceding the date of such Going Private Transaction (the “Measurement Date”); and

(B)    the number of Final Performance Shares shall be determined as set forth in paragraph 1(a)(iii) above, provided that if the Measurement Date of such Going Private Transaction occurs prior to the completion of any Performance Year(s), the Part B modifier applicable for such Performance Year(s) shall be deemed to be 1.0;
provided, however, that if such Going Private Transaction occurs after your death or termination due to incapacity, then, notwithstanding the foregoing provisions, the number of Final Performance Shares calculated pursuant to this paragraph 1(d)(i) shall be prorated based on the number of calendar days of the Performance Period which elapsed through the date of your death or termination due to incapacity.

(ii)    The Final Performance Shares shall be granted as follows:

(A)    If the Going Private Transaction is a permissible distribution event under Section 409A, then the Final Performance Shares shall be granted to you immediately prior to and contingent upon the consummation of the Going Private Transaction; or

(B)    If the Going Private Transaction is not a permissible distribution event under Section 409A, then the Final Performance Shares shall be granted to you as soon as practicable following the last day of the Original Employment Term, but in no event later than sixty (60) days following such date, subject to paragraphs 10(d)(iv) and/or 10(d)(v) of the Agreement, as applicable.

(iii)    For avoidance of doubt, in the event a Going Private Transaction is consummated prior to the end of the Original Employment Term but after your

APPENDIX

termination of employment in accordance with paragraph 9, 10(b), 10(c) or 11 of the Agreement, as applicable, then notwithstanding paragraphs 1(b) and 1(c) of this Schedule B, this paragraph 1(d) shall govern the determination of the number of Final Performance Shares and the date on which they are to be granted to you (or in the event of your death, to your estate or beneficiary).

(iv)    If at any time Employer (or a successor to Employer, if applicable) is unable to deliver shares of Class B Common Stock when required hereunder, then in accordance with paragraph 2 of this Schedule B, you shall instead receive shares of stock, equity interests or other consideration having an equivalent “Fair Market Value” (as defined below) as the value of the shares of Class B Common Stock you would otherwise have received immediately prior to the Going Private Transaction if such Going Private Transaction constituted a permissible distribution event under Section 409A.

2.	Adjustments:

In the event of any dividend or other distribution (whether in the form of cash, shares, or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of shares or other securities of Employer, issuance of warrants or other rights to purchase shares or other securities of Employer, or other similar corporate transaction or event that constitutes an “equity restructuring transaction” as that term is defined in Accounting Standards Codification Topic 718 (or any successor thereto) or otherwise affects the shares of Class B Common Stock, then you and the Chair of the Compensation Committee on the Start Date (or his successor, if such director is also an Original Independent Director or a Qualified Replacement Director) shall mutually determine in good faith the appropriate adjustment to be made to the tables in Part A and Part B and/or to the number and kind of securities or other consideration deliverable as the 2016 Performance Award in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Schedule B.

3.	Registration:

Employer shall grant the shares of Class B Common Stock under the LTIP if it is able to do so under the terms of the plan and applicable law. If (a) Employer is a Publicly Traded Company at the time that the shares of Class B Common Stock are required to be granted to you as the 2016 Performance Award and (b) Employer is unable to grant such shares to you under the LTIP at such time (e.g., following your death or termination due to incapacity, or if you elect not to continue your employment as an Advisor or a Producer following expiration of the Employment Term), then Employer shall grant to you the shares of Class B Common Stock at the applicable time set forth in paragraph 1 above and, in addition, shall file a registration statement with regard to such shares with the Securities and Exchange Commission (the “SEC”) on Form S-3 (or such other form as Employer deems appropriate) no more than thirty (30) calendar days following the date of grant and shall use reasonable best efforts to cause the registration statement to become effective as soon as practicable; provided, however, that if Employer is not eligible for or is otherwise restricted from filing such registration statement with the SEC, then Employer shall use reasonable best efforts to effect the registration of such shares of Class B Common Stock granted to you as the 2016 Performance Award as soon as

APPENDIX

practicable; provided, further, however, that if, in the good faith reasonable judgment of the Chief Legal Officer of the Employer, the filing of such a registration statement would require the disclosure of material non-public information that Employer has a business purpose to keep confidential, then, upon notice to you, (x) if Employer qualifies as a “well-known seasoned issuer” (“WKSI”) under the Securities Act of 1933, as amended, at such time, the filing and effectiveness of the registration statement may be postponed for a period not to exceed ninety (90) days from the date of grant and (y) if the Employer is not a WKSI at such time, the filing of the registration statement may be postponed for a period not to exceed ninety (90) days from the date of grant and Employer shall use reasonable best efforts to cause the registration statement to become effective as soon as practicable thereafter.  Any such postponement described above shall not exceed such number of days that the Chief Legal Officer of Employer determines in good faith to be reasonably necessary.

4.	Defined Terms:

“Closing Price” means the closing price of a share of Class B Common Stock, as published in the Wall Street Journal, for the applicable trading day.

“Fair Market Value” means, as of any date, the fair market value of a share of stock or other equity interest as determined by an independent appraiser selected in good faith by the Board (or the board of directors of a successor to Employer, if applicable).

“Final Stock Price” means the tenth (10th) highest Closing Price which occurs during the Performance Period (including a shortened Performance Period pursuant to paragraph 1(d)(i)(A) of this Schedule B).

“Initial Stock Price” means the Closing Price on February 18, 2016.